Exhibit 99.1





                First Quarter Ended March 31, 2003 Press Release



Contact: B. K. Goodwin, III
                  (205) 428-8472

FOR IMMEDIATE RELEASE

FirstFed Bancorp, Inc. Announces First Quarter Financial Results
Bessemer, Alabama
April 30, 2003

FirstFed Bancorp, Inc. reported net income for the first quarter ended March 31, 2003, of $133,000 compared to $98,000 for the same quarter a year ago. Earnings per share were $.06 per share (basic and diluted ) for the quarter ended March 31, 2003, compared to $.04 per share (basic and diluted) for the same three-month period last year. Total assets grew to $185 million and deposits to $147 million at March 31, 2003, compared to total assets of $178 million and total deposits of $140 million at December 31, 2002.

B. K. Goodwin, III, President of FirstFed Bancorp, Inc., said: "We are pleased to report the growth in total assets, deposits and loans for the first quarter of 2003, in addition to the improvement in net income and earnings per share. Net interest income declined as a result of a narrowing net interest rate spread, while noninterest income increased 26% for the most recent quarter compared to last year."

FirstFed Bancorp, Inc. is the holding company for First Financial Bank. First Financial Bank operates from its main office in Bessemer and branch offices in Centreville, Hoover, Hueytown, Pelham, Vance, West Blocton and Woodstock.